Exhibit 10.76

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH THREE ASTERISKS AS [***].

License and Supply Agreement

This License and Supply Agreement (“Agreement”), dated and effective as of March __, 2025 (the “Effective Date”), is by and between Evofem Biosciences, Inc., a Delaware corporation, having its principal place of business at 12636 High Bluff Drive, Suite 400, San Diego, CA 92130 (“Buyer”) and Windtree Therapeutics, Inc., a Delaware corporation, having its principal place of business at 2600 Kelly Road, Suite 100, Warrington, PA 18976 (“Supplier”) (collectively, the “Parties,” or each, individually, a “Party”).

WHEREAS, Buyer desires to engage Supplier to provide a supply of the Products (as defined hereinafter) exclusively to Buyer in accordance with the terms hereof and Supplier is willing to provide the Products on the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.         Definitions. For purposes of this Agreement, the following terms have the following meanings:

1.1          “Affiliate” means, as to either Party, any other corporation, partnership, joint venture, joint stock company, limited liability company, trust, estate, association or other entity the existence of which is recognized by any governmental authority (collectively an “Entity”) that, directly or indirectly, controls, is under common control with, or is controlled by, that Party. For purposes of this definition, “control” (including, with its correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Entity, shall mean possession, directly or indirectly, or the power to direct the management and policies of an Entity through the ownership of voting securities, by contract or otherwise. Such control shall be presumed where an Entity owns, directly or indirectly, more than fifty percent (50%) of the voting securities of another Entity.

1.2          “Agreement” shall mean this Supply Agreement and all exhibits hereto as the same may be amended, supplemented, or otherwise modified from time to time pursuant to the terms set forth herein.

1.3          “Background Intellectual Property Rights” means a Party’s Intellectual Property Rights existing as of the Effective Date of this Agreement or created or developed by a Party outside the subject matter of this Agreement and without use of the other Party’s Confidential Information, including all additions, modifications, enhancements, or refinements of the foregoing.

1.4          “Business Day” shall mean a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated to be closed.

1.5          “Buyer’s Intellectual Property” means all Intellectual Property Rights owned by or licensed to Buyer, including Buyer’s Background Intellectual Property Rights, Foreground Intellectual Property Rights, Improvements, Specifications, trade secrets, Trademarks and Confidential Information.

1.6          “Claim” or “Proceeding” shall mean any claim, action, suit, proceeding or arbitration, including any Governmental Authority action, notification, investigation or audit.

1.7          “Facility” shall mean the manufacturing facility where the Products are manufactured.

1.8          “FDA” shall mean the United States Food and Drug Administration or any successor agency.

1.9          “Foreground Intellectual Property Rights” means Intellectual Property Rights that are developed by the Parties under this Agreement with respect to, or for incorporation into, a Product, whether developed solely by Buyer, solely by Supplier, or by Buyer and Supplier acting jointly.

1.10        “Good Manufacturing Practice” or “GMP” shall mean current good manufacturing practice and standards as provided for (and as amended from time to time) in the “Current Good Manufacturing Practice Regulations” of the U.S. Code of Federal Regulations Title 21 (21 C.F.R. § 820), the European Community’s Medical Device Directive, 93/42/EEC, and/or any other applicable laws, rules, regulations or guidance documents now or subsequently established by a governmental or regulatory authority in the country(ies) in which the Products are manufactured and supplied, and any additions, or clarifications thereto, as well as compliance with ISO 13485:2016 and Quality System Regulations 21 CFR Part 820.

1.11        “Governmental Authority” shall mean any duly authorized court, tribunal, arbitrator, agency, commission, official or other instrumentality of any federal, state, province, county, city or other political subdivision, domestic or foreign.

1.12        “Intellectual Property Rights” means all industrial and other intellectual property rights comprising or relating to: (a) patents, patent applications, and other patent rights; (b) Trademarks; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, application programming interfaces, architecture, files, records, schematics, data, data files, and databases and other specifications and documentation; (d) trade secrets; and (e) all industrial and other intellectual property rights, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the Law of any jurisdiction throughout in any part of the world.

1.13        “Law” or “Laws” shall mean any law, statute, rule, regulation, guideline, ordinance or other pronouncements of any Governmental Authority having the effect of law in the United States, any foreign country or territory, or any domestic or foreign state, province, county, city or other political subdivision.

1.14        “Losses” shall mean all damages, fines, fees, settlements, payments, obligations, penalties, deficiencies, losses, costs, and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts, and other reasonable expenses of litigation or other proceedings or of any claim, default, or assessment).

1.15        “Party” or “Parties” means Buyer and/or Supplier, as applicable.

1.16        “Product” shall a box with twelve applicators of Phexxi® per box.

1.17        “QSR” shall mean all Law relating to quality system regulations for medical devices as promulgated by the FDA (as set forth in 21 CFR 820).

1.18        “Recall” shall mean a “recall”, “correction” or “market withdrawal” and shall include any post-sale warning or mailing of information (per 21 CFR 806).

1.19        “Specifications” shall mean the list of tests, references to any analytical procedures and appropriate acceptance criteria which are numerical limits, ranges or other criteria for tests described in order to establish a set of criteria to which Product at any stage of manufacture should conform to be considered acceptable for its intended use that are provided by or approved by Buyer, as such specifications are amended or supplemented from time to time by Buyer in writing, and any information provided in Exhibit A.

1.20        “Supplier’s Intellectual Property” means all Intellectual Property Rights owned by or licensed to Supplier, including any of Supplier’s Background Intellectual Property Rights used in the design, production, and manufacturing of the Products.

1.21        “Trademarks” means all rights in and to US and foreign trademarks, service marks, trade dress, trade names, brand names, logos, symbols, trade dress, corporate names and domain names and other similar designations of source, sponsorship, association or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection in any part of the world.

2.         PRODUCT ORDERS; FORECASTS; DELIVERY TERMS; ACCEPTANCE; NON-CONFORMING PRODUCTS

2.1          Purchase and Sale of Products; Exclusivity. Supplier shall be Buyer’s sole and exclusive manufacturer and supplier of the Products during the Term, including any direct manufacturing by Buyer, excluding product requirements of Buyer’s licensee for Buyer’s current customer that requires US-produced product. Supplier shall manufacture and supply the Products exclusively for Buyer in accordance with the terms of this Agreement and the Quality Agreement which is incorporated herein by reference and made an integral part of this Agreement. Supplier shall not, either itself or through any Affiliate or third Party, manufacture, distribute, sell, offer for sale, market or promote the Products except to Buyer as provided in this Agreement. Supplier’s manufacturing and supply obligations hereunder will commence the later of the termination of Buyer’s exclusivity obligations with its current supplier or within ninety (90) days of Supplier’s notification to Buyer that it has established manufacturing capabilities for the Products (“Commencement Notice”).

2.2          Purchase Orders; Forecasts; Supply of Product

(a)    Purchase Orders. Upon receiving the Commencement Notice, all purchases, sales and deliveries of the Products by Buyer shall be initiated by the issuance of purchase orders which shall be placed with Supplier in written or electronic form (“Purchase Orders”). All Purchase Orders must conform to the terms of this Agreement, including the pricing, lead times, delivery location and delivery terms for the Products. Buyer shall only be obligated to purchase from Supplier, and Supplier shall only be obligated to sell to Buyer, the quantities of Products set forth in an accepted Purchase Order. Purchase Orders shall be accepted or rejected by Supplier in accordance with Section 2.2(d). Each of Buyer and Supplier may employ standard forms to issue and acknowledge Purchase Orders, but nothing in Buyer’s Purchase Orders or Supplier’s order acknowledgments shall be construed to modify, amend or supplement the terms of this Agreement and, in the case of any conflict this Agreement shall supersede and control over any terms in such standard forms.

(b)    Forecasts. Within thirty (30) days of receiving the Commencement Notification, Buyer will provide to Supplier a non-binding forecast consisting of a minimum of eighteen (18) months of planned orders. The forecasts delivered to Supplier pursuant to the preceding sentence shall represent Buyer’s reasonable estimate of the quantity of Products that Buyer will require during the 128-month period to which such forecast applies. Such forecasts are for the convenience of Supplier only and shall not constitute firm purchase or shipping orders, and shall not be binding upon or create any obligation or liability upon Buyer or Supplier. Buyer will supply updated rolling 18-month forecasts quarterly during the Term. Buyer may modify any such forecast at any time in its sole discretion upon written notice to Supplier. If Buyer does not provide an updated Forecast during any calendar quarter, then Supplier shall use the most recent forecast provided by Buyer as the then-applicable forecast for its planning purposes.

(c)    Binding Forecast Period. The forecasts will be binding as of six months prior to the scheduled manufacturing date. Buyer will provide Supplier with Purchase Orders for [***] ([***]) months at a time.

(d)    Acceptance of Purchase Orders; Buyer Cancellation. Provided the Buyer Purchase Orders conform to the terms of this Agreement (including the forecasts delivered pursuant to Section 2.2(a), Supplier shall accept and fulfill the Purchase Orders in accordance with this Agreement. If Buyer issues as Purchase Order that does not conform to the requirements of this Section 2.2(a), Supplier shall have the right to accept or reject the Purchase Order in its discretion. Supplier shall indicate its acceptance or rejection of the Purchase Order within [***] ([***]) Business Days after its receipt of the Purchase Order through a written acceptance or by commencing performance. Upon acceptance of the Purchase Order, Supplier will schedule a manufacturing date. Buyer may cancel the Purchase Order for its convenience at any time prior to [***] ([***]) months before the scheduled manufacturing date, without penalty. If Buyer cancels a Purchase Order with less than [***] ([***]) months’ notice before the scheduled manufacturing date, Supplier shall finish any work-in-process, and Buyer shall be required to purchase any pay for all such finished Products from Supplier, as well as any materials or ingredients which Supplier is unable to utilize in other products.

(e)    Delivery, Packaging and Shipment. Supplier shall pack, ship, and deliver the Products to Buyer in accordance with the terms of this Agreement, the Purchase Orders and the Specifications. Supplier will not make any substitutions of the Products without Buyer's prior written approval. Supplier shall provide a numbered packing slip for all Products that contains the Purchase Order number, a description of the Product(s) shipped, and the quantity of Product(s) shipped. Unless otherwise indicated on the applicable Purchase Order, all Products shall be delivered DDP (Buyer’s facility) (as defined in Incoterms® 2020) to the delivery location designated in the Purchase Order (the “Delivery Location”). Risk of loss and title shall pass to Buyer upon delivery of the Products to the Delivery Location. The standard shipping method shall be ocean freight. Air shipments may be requested by Buyer, at Buyer’s expense, prior to finalizing shipping arrangements.

2.3          Consultation; Late Deliveries. Supplier will use commercially reasonable efforts to deliver Products on the delivery date identified in the Purchase Order (“Delivery Date”), provided the Delivery Date may not be any earlier than the lead time as mutually agreed upon by the Parties. Supplier shall promptly advise Buyer of any production delays. Supplier shall conduct a root cause analysis of issues resulting in performance less than 100% on-time (measured to both request and promise date) and suggest a corrective action plan indicating activity, owner, and due date.

2.4          Safety Stock; Supply Chain Disruptions. Supplier shall use commercially reasonable efforts to purchase and maintain an inventory of any required materials to manufacture the Products and to reserve manufacturing capacity based on Buyer’s rolling forecasts. In the event of a supply chain disruption (whether internal or external) (“Supply Chain Disruption”), Supplier will use commercially reasonable efforts to allocate production capacity to Buyer at least to the same degree as prior to such disruption. Supplier shall notify Buyer within [***] ([***]) Business Day of any potential Supply Chain Disruption and will provide Buyer with a written action plan within [***] ([***]) Business Days. Supplier will work with Buyer to mitigate issues to the greatest extent possible, including using alternate means to provide the Products at the agreed upon Price, lead time and quality levels.

2.5          Inspection Period; Non-Conforming Products.

(a)    All Products are subject to Buyer’s right of inspection and approval. Buyer shall have a period of [***] ([***]) days from the date of the delivery of the Products (the “Inspection Period”) to either (i) accept the Products; or (ii) notify Supplier in writing that Supplier has delivered Non-Conforming Products (as defined in Section 2.4(b)), notwithstanding any earlier receipt or payment for such Products. Buyer shall notify Supplier promptly in writing of any claim relating to quantitative defects in the shipments of the Products. Supplier shall, at its own expense, provide Buyer with any missing quantities of such Products promptly after receipt of such a notice from Buyer. Buyer shall only be obligated to pay for actual quantities of Products delivered and shall pay for any missing quantities subsequently delivered by Supplier to Buyer within [***] ([***]) days of the date of receipt of the missing quantities. Buyer may retain quantities of Products in excess of the ordered amount and pay for them at the unit price or reject and return such Products at Supplier's expense, including transportation charges both ways.

(b)    During the Inspection Period, Buyer may conduct such quality assurance testing procedures as Buyer may deem necessary or appropriate to inspect and to reject any of such Products which are (i) not in compliance with the Specifications, (ii) not in compliance with the warranties set forth in Section 6.2, (iii) not in compliance with the terms of the Quality Agreement, or (iv) not in compliance with this Agreement or applicable Law (collectively “Nonconforming Product”). Buyer shall have the right to refuse acceptance of any such Nonconforming Products.

(c)    If Buyer rejects any Nonconforming Products pursuant to this Section 2.4, Supplier shall, in its discretion, and as Buyer’s sole and exclusive remedy for Nonconforming Product: (i) require Supplier to replace Nonconforming Products (with transport and insurance prepaid by Supplier), (ii) refund the Purchase Price for the Nonconforming Products, or (iii) purchase Products from another source if possible. All returns of Nonconforming Product to Supplier are at Supplier’s sole risk and expense. Product that is not rejected within the Inspection Period will be deemed to have been accepted by Buyer; provided, however, that Buyer’s acceptance of any Product will not be deemed to be a waiver or limitation of Supplier’s warranty or indemnification obligations pursuant to this Agreement (or any breach thereof).

2.6          Change Control. Supplier shall notify Buyer in writing as soon as reasonably practicable prior to any changes to equipment, manufacturing and quality assurance procedures, or methods and techniques used to produce a Product. Supplier and Buyer will mutually work to determine the impact of the change, if any, and to develop and complete effective validation and risk analysis plans. Supplier shall not make any changes to the Product or Specifications without the prior written authorization of Buyer. Supplier shall bear the engineering costs to implement any such Supplier-initiated changes.

2.7          Subcontracting. Supplier may subcontract, with any third party including any Affiliate of Supplier, to perform any of its obligations under this Agreement without the prior written consent of Buyer. Supplier will be solely responsible for the performance of any such subcontractor as if such performance had been provided by Supplier itself under this Agreement. Supplier will cause any such subcontractor to be bound by, and to comply with, the terms of this Agreement, as applicable, including all confidentiality, quality assurance, regulatory and other obligations and requirements of Supplier set forth in this Agreement.

3.         Price; Payment; Taxes

3.1          Purchase Price. Subject to the terms of this Section 3, Buyer shall purchase the Products from Supplier at the price of $[***] per [***] (the “Price”) during the first [***] of the Term. The Price is subject to change in accordance with the terms of this Agreement and is the sole compensation payable to Supplier for the manufacture and supply of the Products to Buyer. Unless otherwise set forth in the Purchase Order, the Price includes Supplier’s costs for packaging, crating, boxing, transporting, loading and unloading, customs, tariffs and duties, insurance and any other similar financial contribution or obligation relating to the production, manufacture, sale and delivery of the Products. Unless otherwise agreed-upon by the Parties, the Price is exclusive of applicable Taxes. Notwithstanding the foregoing, Supplier reserves the right to increase the Price in the event that the cost of raw materials or packaging, or applicable tariffs, customs, or duties, increases to reflect Supplier’s actual increase in costs.

3.2          Invoices; Payment Terms. Supplier shall submit invoices to Buyer promptly following shipment of the Products to Buyer. All undisputed amounts hereunder shall be payable by Buyer, in U.S. Funds, within [***] ([***]) days of the date of Buyer’s receipt of the applicable invoice, without any right to setoff or withholding. Any payment by Buyer for Products will not be deemed acceptance of the Products or waive Buyer’s right of inspection. Each invoice shall contain the Purchase Order number, part number and description of the Product(s) shipped, quantity of the Product(s) shipped, date that the Product(s) shipped, Supplier’s packing slip number, applicable Taxes, bill of lading number, country of origin, and any other information necessary for identification and control of the Products.

3.3          Taxes. The Prices do not include use, consumption, value-added (VAT), sales or excise taxes of any taxing authority (collectively “Taxes”).

4.         Manufacturing Standards

4.1          Manufacturing Standards.

(a)    Supplier shall manufacture, package and supply the Products in accordance with GMP, the Specifications, the Quality Agreement, the applicable Purchase Order, the terms of this Agreement, applicable Law, and any trademark usage and other requirements as may be specified by Buyer in writing. Supplier shall not use any raw materials, ingredients and/or packaging materials that do not comply with the Specifications and applicable Law. Supplier shall be responsible for pursuing all resolutions with the applicable supplier of non-complying raw materials, ingredients and/or packaging materials. Supplier shall notify Buyer, in writing, of any proposed change(s) to materials, Product, Specifications, manufacturing processes, manufacturing equipment, manufacturing location, or quality system certification, and shall not implement any such proposed change(s) without Buyer’s prior written consent.

(b)    Supplier agrees that it will manufacture the Products solely at its manufacturing facility located at the Facility. Supplier represents and warrants that it has and shall continue to maintain a Quality System in conformance with GMP. Supplier shall notify Buyer of any changes in its regulatory compliance status.

(c)    Supplier shall be responsible for supplying sufficient quantities of all ingredients, raw materials, and packaging materials required for each Purchase Order. Buyer shall be responsible for supplying labels for each Product, in a quantity sufficient to meet Buyer’s binding forecasts.

(d)    Supplier will maintain a Materials Safety Data Sheet (“MSDS”) for chemicals that must be handled or manufactured as anticipated by this Agreement. Supplier will maintain an MSDS for the manufactured Product that Supplier ships to Buyer.

(e)    Supplier will devote sufficient resources to address any design, manufacturing or quality issues relating to the Products that are from time to time identified by Supplier or Buyer. Supplier and Buyer shall be entitled to conduct regulatory audits of each other to verify the other’s compliance with its regulatory obligations hereunder. Supplier agrees to meet reasonable requirements as a supplier to Buyer and be subject to quality audits upon reasonable notice.

4.2          Materials Storage Requirements. Supplier shall store all ingredients, raw materials and packaging materials and Products in accordance with instructions provided by Buyer. Storage and handling of the foregoing shall be in accordance with the provisions of all applicable Law, the Specifications and the Additional Specifications.

4.3          Legal and Regulatory Approvals, Filings and Requests. Supplier will be responsible for obtaining, at its expense, any Facility or other licenses or permits, and any regulatory and government approvals necessary for the performance by Supplier under this Agreement, including without limitation with respect to (i) the manufacturing and packaging of the Products, (ii) the sale of the Products to Buyer. At Buyer’s request, Supplier will provide Buyer with copies of all such approvals and submissions to government authorities, and Buyer will have the right to use any and all information contained in such approvals or submissions in connection with regulatory approval and/or commercial development of Products. Supplier shall not transfer, assign, encumber or otherwise convey any such licenses, consents or permits to any third party without Buyer’s prior written approval. Supplier will be responsible for providing Buyer with all supporting data and information relating to the production of Product necessary for obtaining such approvals, including all (i) Records, (ii) Batch Documentation, and (iii) authorizations, certificates, methodologies, raw material specifications, SOPs, standard test methods, and other documentation (collectively, “Supporting Documentation”) in the possession or under the control of Supplier relating to the supply of Product (or any intermediate or component of Product) hereunder.

4.4          Inspections. Buyer shall have the right to conduct inspections or reviews of Supplier’s quality system, operations, suppliers and any associated records for confirming compliance with QSRs, the manufacture of the Products in conformance with GMP, the Specifications and the Additional Specifications, to assist in the analysis of any complaint reviews and/or reviewing the results of any inspections of Supplier’s facility by any Governmental Authorities.

4.5          Maintenance and Retention of Records. Supplier shall maintain complete and accurate records, including without limitation all quality records and batch records, for a minimum duration specified in the Quality Agreement and applicable Law with respect to packaging and Products materials usage and finished Products production, which records shall include production code dates and shipping information relating to the Products, so that Products can be easily traced in case of a Recall or rejection of Products or materials (“Records”). All Records shall be stored appropriately to ensure no loss or damage of information or data. All such Records shall be the property of Buyer. Supplier will contact Buyer prior to disposing of Records and Buyer will have the opportunity to take possession of such documents prior to disposal.

4.6          Quality Agreement. In addition to the terms contained herein, the Parties agree to be bound by the terms relating to the regulatory and quality assurance agreements to be entered into between the Parties promptly after execution of this Agreement (the “Quality Agreement”). If there is any conflict, discrepancy, or inconsistency between the terms of this Agreement and any Purchase Order, Quality Agreement, or other document or form used by the parties, the terms of this Agreement will control, except with respect to quality, in which case the more stringent quality provisions will control.

5.         Complaints: Adverse Events Reporting and Recalls

5.1          Complaints. The Parties will cooperate fully with each other in connection with complaints, adverse events, medical device reporting, vigilance reporting and recalls related to the Products. Without limiting the foregoing, Supplier shall promptly furnish to Buyer all information reasonably requested by Buyer with respect to Product-related complaints. The Parties shall reasonably cooperate in attempting to appropriately resolve such complaints. However, Buyer, at its own expense, shall be responsible for reporting to the appropriate Governmental Authority, if necessary, any adverse event with respect to Product. Buyer shall also be solely responsible for interfacing with its customers regarding all complaints and inquiries relating to the Products.

5.2          Recall and Corrective Action Procedures.

(a)    Buyer shall have the right to initiate a Recall or corrective action relating to the Products and shall provide prompt written notice thereof to Supplier. In the event Buyer initiates a Recall, the Parties shall promptly engage in good faith discussions relating thereto and shall endeavor to reach an agreement regarding any Recall, including the text and timing of any publicity to be given such matters, and Buyer will provide Supplier with all reasonable assistance in implementing the Recall plan submitted to the FDA, provided such assistance does not, in Buyer’s opinion, violate or cause it to violate the Law of any jurisdiction affected by such Recall or general corrective action. Supplier agrees to reimburse, indemnify, and hold Buyer harmless from all costs and damages arising from any such Recall or general corrective action, including its costs for retrieving and replacing the Products if such Recall is a result of the breach of any of Supplier’s warranties or requirements of the Quality Agreement with respect to the manufacture of the Products as set forth herein. Where applicable, Supplier shall pay all reasonable expenses associated with determining whether a Recall is necessary.

(b)    In the event of a Recall of any Products, Supplier shall correct all appropriate deficiencies, if any, relating to its manufacturing, packaging, testing, labeling, storing or handling of such Products, as applicable, that necessitated such Recall and shall at Buyer’s option and Supplier’s cost, either replace each unit of the Products recalled (including units held in inventory by Buyer or its customers) with corrected Products within a reasonable period of time, or refund the purchase price therefor.

(c)    If the FDA or any other Governmental Authority seizes any Products and/or its materials, requests a Recall of any Products, or otherwise notifies either Party hereto of any material violation or potential violation of any applicable Law with respect to the manufacture of the Products hereunder, such Party shall immediately notify the other Party.

6.         Representations and Warranties

6.1          Buyer Representations and Warranties. Buyer hereby represents and warrants to Supplier as follows:

(a)    Buyer has full corporate power and authority to execute, deliver and perform this Agreement and to grant the licenses herein, and the execution, delivery and performance of this Agreement have been duly authorized by all necessary and proper corporate action of Buyer.

(b)    Buyer is in material compliance with all applicable Laws and holds all material licenses, permits and similar governmental authorizations necessary or required in connection with the marketing and sale of the Products (other than those for which Supplier will hold pursuant to the terms of this Agreement).

(c)    Buyer will comply with all Laws applicable to the promotion, pricing, marketing, distribution and sales of the Products, including without limitation, all applicable requirements of the FDA.

6.2          Supplier Representations and Warranties. Supplier hereby represents and warrants to Buyer as follows:

(a)    Supplier is duly organized, validly existing, in good standing in the jurisdiction of its organization or formation, and qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement.

(b)    There are no actions, suits, claims or proceedings (pending or threatened) against, by, or affecting Supplier in any court or before any arbitrator or governmental agency or authority that may have an adverse effect on Buyer’s assets, its financial condition, the operation of its business or its ability to perform its obligations under this Agreement, including debarment under the laws on any country.

(c)    Supplier has full corporate power and authority to execute, deliver and perform this Agreement, and such execution, delivery and performance have been duly authorized by all necessary and proper corporate action of Supplier.

(d)    The manufacturing, packaging and storage operations utilized in the production of Products hereunder; the installation, operation and maintenance (and repair or replacement, if any) of the equipment, tooling and molds utilized in connection herewith; and the procedures and processes (including the installation, operation and performance qualifications) carried out by Supplier hereunder, have been conducted and carried out, as of the date hereof, and shall continue during the Term of this Agreement to be conducted and carried out, in compliance in all material respects with all applicable Laws, including without limitation GMP, QSR, and other health and safety laws.

(e)    Supplier is, and during the Term of this Agreement, Supplier shall continue to be, in material compliance with all applicable Laws;

(f)     Supplier holds, and during the Term of this Agreement shall continue to hold, all material licenses, permits, consents, and similar governmental authorizations necessary or required for (i) Supplier to perform it obligations set forth herein; and (ii) Buyer to promote, market, sell and distribute the Products.

(g)    The Products sold to Buyer will (i) be free from material defects in manufacturing, latent or otherwise; (ii) be conveyed with good title and free and clear of all liens and encumbrances; and (iii) conform in all respects to the Specifications and quality standards and requirements for the Products in this Agreement and in the Quality Agreement.

(h)    Supplier, its Affiliates, subcontractors, and each of their respective officers and directors, as applicable, and any person used by Supplier, its Affiliates or approved subcontractors to perform Services under this Agreement: (i) have not been debarred and are not subject to a pending debarment pursuant to Section 306 of the United States Food, Drug and Cosmetic Act, 21 U.S.C. § 335a; (ii) are not ineligible to participate in any federal and/or state healthcare programs or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)); (iii) are not disqualified by any government or regulatory authorities from performing specific services, and are not subject to a pending disqualification proceeding; and (iv) have not been convicted of a criminal offense related to the provision of healthcare items or services and are not subject to any such pending action. Supplier will notify Buyer immediately if Supplier, its Affiliates, or approved subcontractors, or any person used to perform Services under this Agreement, or any of their respective officers or directors, as applicable, is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of Supplier’s knowledge, is threatened.

(i)    Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.

7.         Insurance.

7.1          Unless otherwise agreed to in writing, Supplier shall, at its own expense, carry and maintain during the entire term of this Agreement, including any subsequent extensions thereof, the following types of insurance coverage in amounts not less than those specified below for each type:

(a)    Worker's Compensation insurance in accordance with all applicable federal and state laws subject to statutory limits and Employer’s Liability insurance in an amount of not less than $[***] per accident for bodily injury and $[***] per employee and policy limit for disease.

(b)    Commercial General Liability Insurance covering claims for bodily injury, death, and property damage, including Premises and Operations, Products and Completed Operations, Independent Contractors, Personal Injury, Blanket Contractual and Broadform Property Damage Liability, with a combined single limit of $[***] per occurrence and $[***] in the aggregate. The Products and Completed Operations coverage should continue in full effect for [***] ([***]) years following completion, expiration or termination of this Agreement.

(c)    Automobile Liability insurance, including coverage for owned, hired and non-owned vehicles, in an amount of not less than $[***] combined single limit per accident.

(d)    Umbrella or Excess Liability insurance, in an amount of not less than $[***] per occurrence and annual aggregate.  Such insurance shall include the Employer’s Liability, Commercial General Liability and Automobile Liability insurance policies required in (a) through (c) above.

7.2          The insurance coverages required under this Agreement shall be provided by insurers with an A.M. Best rating of not less than A- / VIII. Supplier shall have its insurance carrier, agent or broker furnish Buyer with certificates evidencing that all of the insurance coverages required under this Agreement are in force, identifying any deductible and/or self-insured retention amounts, and stipulating that Buyer shall be provided with [***] ([***]) days’ prior written notice of cancellation or material change in such insurance coverages while this Agreement is in effect. The certificate of insurance shall name Buyer and its subsidiaries and affiliated companies as additional insureds. Except where prohibited by law, Supplier will require its insurers to waive all rights of recovery or subrogation against Buyer, its subsidiaries and affiliated companies, and its and their respective officers, directors, shareholders, employees and agents. Coverage is to be written on an “Occurrence” form. If coverage is written on a “Claims Made” or “Claims First Made” form, coverage must be maintained for a period of not less than [***] ([***]) years after the expiration or termination of this Agreement and the expiration of any applicable warranties. Any subcontractors utilized by Supplier in the manufacture of the Products shall maintain the same types and amounts of insurance and be subject to the same requirements as Supplier in this Section 7. Supplier shall provide Buyer with satisfactory proof of the insurance as required by this Section 7 at any time upon request.

8.         Intellectual Property; Trademarks

8.1          Ownership. Buyer owns and shall continue to own all Intellectual Property Rights in and to the Products, including without limitation, all rights in the Buyer Background Intellectual Property Rights, Specifications, Improvements, Foreground Intellectual Property Rights, trade secrets, Buyer Trademarks and Confidential Information. Buyer hereby grants to Supplier a limited, nonexclusive, royalty-free right to use Buyer’s Intellectual Property Rights solely as necessary to manufacture the Products exclusively for Buyer during the Term, subject to the terms of this Agreement. Supplier shall not, at any time, use any of Buyer’s Intellectual Property to manufacture or sell products that are similar to or competitive with the Products to any other Party.

8.2          Foreground Intellectual Property. Supplier acknowledges and agrees that any Foreground Intellectual Property Rights created in connection with the Products will be owned exclusively by Buyer including any technical information in the nature of designs, specifications, engineering data, or product know-how, which may be supplied by Supplier to assist in the performance of this Agreement. Supplier hereby assigns, transfers and conveys to Buyer all of Supplier’s right, title, and interest in and to any Foreground Intellectual Property Rights in the Products, and, to the extent that any Foreground Intellectual Property Rights are copyrightable works or works of authorship (including computer programs, technical specifications, documentation, and manuals), the Parties agree that such works are “works made for hire” owned by Buyer under the US Copyright Act.

8.3          License of Supplier’s Background Intellectual Property Rights. Supplier owns and shall continue to own any Background Intellectual Property Rights that existed prior to the execution of this Agreement, or which were created by Supplier independently of this Agreement during the Term. Supplier grants to Buyer an irrevocable, non-exclusive, worldwide, perpetual, royalty-free license, with the right to grant sublicenses, to use Supplier’s Background Intellectual Property Rights to the extent necessary to produce, use, sell and to obtain, from alternate sources, products and services similar to the Products (including related systems and components) following the expiration or earlier termination of this Agreement and in connection with Buyer’s rights hereunder to manufacture or purchase Products from an alternative source at any time during the Term hereof.

8.4          Reproduction of and Right to Use Buyer Trademarks, Etc. In connection with Supplier’s performance of this Agreement, Buyer hereby grants Supplier the right to reproduce and print on the Products and/or Products packaging or labeling such Trademarks that Buyer may designate from time to time, strictly in accordance with trademark usage Buyer and packaging guidelines set forth in the Specifications. Samples of all such uses of Buyer’s Trademarks on the Products or Products packaging or labeling shall be submitted to Buyer for its written approval prior to production and once approved by Buyer, Supplier may not make any changes or modifications without Buyer’s written consent. The permission granted to Supplier herein is restricted to usage of such Trademarks in connection with the Products supplied under this Agreement, and such permission extends only during the Term of this Agreement. All goodwill in the Buyer Trademarks inures to the exclusive benefit of Buyer.

8.5          Buyer Assets.

(a)    Buyer shall furnish to Supplier property such as tooling, tools, equipment, dies, test and assembly fixtures, gauges, jigs, patterns, casting patterns, cavities, molds, and documentation (including engineering specifications and test reports) which will be paid for and owned by Buyer that are necessary for the manufacture of the Products, including the extractor to make the applicator utilized with the Products (“Buyer Assets”). Supplier will use Buyer Assets exclusively for the performance of its obligations under this Agreement. Except for repair and replacement costs arising during the Term due to normal wear for these assets, Supplier shall bear all risk of loss of and damage to the Buyer Assets and shall maintain at Supplier’s expense all Buyer Assets in accordance with this Agreement and the Specifications. All Buyer Assets are and will at all times remain the property of Buyer and must be used exclusively for the production of the Buyer Products.

(b)    While Buyer Assets are in Supplier’s possession, Supplier shall: (i) store the Buyer Assets in a secure space free from potentially damaging conditions, including but not limited to, water, extreme temperatures, wind or debris; (ii) prevent the commingling of Buyer Assets with other material of Supplier or other customers of Supplier and segregate and identify Buyer Assets as property of Buyer; (iii) except as provided herein assume risk of loss or damage including properly insuring the Buyer Assets at Supplier’s expense; and (iv) not permit any lien or encumbrance to be placed upon the Buyer Assets. Supplier will not duplicate Buyer Assets or use them for any purpose other than the performance of this Agreement for Buyer. Supplier will provide useful life and status of Buyer Assets to Buyer upon request.

(c)    Buyer has the right to the sole unencumbered unqualified possession of Buyer Assets at any time. Promptly upon Buyer’s request or termination of this Agreement, Supplier will deliver the Buyer Assets to Buyer, FCA Supplier’s facility in good working order. Supplier grants Buyer an unconditional right of entry at any time to inspect and/or remove Buyer Assets without liability. Buyer shall be entitled to seek temporary or permanent injunctive or other equitable relief to enforce any provision hereof without the necessity of posting a bond or proof of action, injury or damage. If and to the extent that any law could confer or create any lien, right or remedy in favor of Supplier, Supplier irrevocably waives and relinquishes, for itself and its successor and assigns, any such liens, rights and remedies.

(d)    Buyer represents and warrants that the Buyer Assets are suitable and fit for their intended purposes of manufacturing the Products.

8.6          Prohibited Acts. Neither Party shall:

(a)    take any action that may interfere with the other Party's Intellectual Property Rights, including such other Party's ownership or exercise thereof;

(b)    challenge any right, title or interest of the other Party in such other Party's Intellectual Property Rights;

(c)    make any claim or take any action adverse to such other Party's ownership of its Intellectual Property Rights;

(d)    register or apply for registrations, anywhere in the world, the other Party's Trademarks or any other Trademark that is similar to such other Party's Trademarks or that incorporates such Trademarks in whole or in confusingly similar part;

(e)    use any mark, anywhere, that is confusingly similar to the other Party's Trademarks;

(f)    misappropriate any of the other Party's Trademarks for use as a domain name without such other Party's prior written consent; or

(g)    alter, obscure or remove any of the other Party's Trademarks or trademark or copyright notices or any other proprietary rights notices placed on the products purchased under this Agreement (including Products, marketing materials or other materials).

9.         Indemnification; Limitation of Liability

9.1          Supplier’s Indemnification of Buyer. Supplier shall indemnify, defend and hold Buyer, its Affiliates and their respective officers, directors, employees and agents (each, a “Buyer Indemnified Party”) harmless from and against any and all Losses suffered, incurred or sustained by any Buyer Indemnified Party, by reason of any Claim or Proceeding that is brought by a third Party to the extent that it results from (a) any material breach of Supplier’s representations, warranties or obligations under this Agreement, or the nonfulfillment of or failure to perform any covenant or agreement made by Supplier in this Agreement; (b) any negligent act or omission or willful misconduct on the part of Supplier, its Affiliates or their respective employees or agents in the performance of this Agreement or the manufacture of the Products; or (c) any failure by Supplier, its Affiliates or their respective employees or agents to comply with applicable Law in respect of its performance of its obligations hereunder. Notwithstanding the foregoing, it is understood and agreed that Supplier shall not be liable for Losses to the extent such Losses are caused solely by (x) the negligence, recklessness, willful misconduct or breach of any of the terms of this Agreement by Buyer or its Affiliates or agents, or (y) the improper storage, handling or use of the Products by Buyer.

9.2          Supplier’s Intellectual Property Indemnification. Supplier shall indemnify, defend and hold Buyer Indemnified Parties harmless from and against any and all Losses suffered, incurred or sustained by any Buyer Indemnified Party, by reason of any Claim or Proceeding that is brought by a third Party to the extent that it alleges that any of Supplier’s Intellectual Property used in the manufacture of the Products, or that is embodied in the Products, infringes any Intellectual Property Right of a third Party; provided, however, that Supplier shall have no obligation under this Section 9.2 with respect to Claims to the extent arising out of any Specifications supplied by Buyer or modifications or changes made to the Products by or on behalf of Buyer, if the infringement would have been avoided without such modification or change.

9.3          Buyer’s Indemnification of Supplier. Buyer shall indemnify, defend and hold Supplier, its Affiliates and their respective officers, directors, employees and agents (each, a “Supplier Indemnified Party”) harmless from and against any and all Losses suffered, incurred or sustained by any Supplier Indemnified Party, by reason of any Claim or Proceeding brought by a third Party to the extent it results from (i) any material breach of Buyer’s representations, warranties or obligations under this Agreement, or nonfulfillment of or failure to perform any covenant or agreement made by Buyer in this Agreement, (ii) any negligent act or omission or willful misconduct of Buyer or its employees or agents in the performance of this Agreement, or (iii) any claim related to the Products to the extent produced in accordance with Buyer’s Specifications. Notwithstanding the foregoing, it is understood and agreed that Buyer shall not be liable for Losses to the extent such Losses are caused by the negligence, recklessness, willful misconduct or breach of any of the terms of this Agreement by Supplier or its Affiliates or agents.

9.4    Indemnification Procedures.

(a)    In the event that any Claim or Proceeding is asserted or imposed against any Party hereto, and such Claim or Proceeding involves a matter which is subject to a claim for indemnification under this Section 9, the indemnified Party or parties (the “Indemnified Party”) shall give reasonably prompt written notice to the indemnifying Party (the “Indemnifying Party”) of any such claim for indemnification, provided that the failure to give such notice shall not relieve the Indemnifying Party of any obligation hereunder except to the extent it is actually prejudiced by the failure to give such notice.

(b)    If the Claim relates to any actual or threatened claim or suit by any third Party against the Indemnified Party, and if the Indemnifying Party accepts its obligation to indemnify the Indemnified Party, then the Indemnifying Party shall, at its own cost and expense, assume the defense of such claim with counsel of its own choosing which counsel shall be reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party vigorously and diligently pursues such defense in good faith, the Indemnifying Party agrees to pay the full amount of any judgment or settlement amount, and the Indemnifying Party keeps the Indemnified Party and its attorneys fully informed as to the progress of the defense and any proposed settlement and the Indemnifying Party furnishes the Indemnified Party with copies of all papers in connection therewith. The Indemnified Party shall have the right to participate, at its own cost and expense and through counsel selected by it, in the defense of any such claim. The Indemnifying Party shall also have the right, in its discretion exercised in good faith and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, with the prior written consent of the Indemnified Party which consent shall not be unreasonably withheld or delayed if such settlement does not materially adversely affect the business or affairs of the Indemnified Party; provided, however, that no such consent shall be required to be obtained by the Indemnifying Party if: (a) there is no finding or admission or any violation of any judgment, ruling, order, writ, award, decree, statute, law, ordinance, code, rule or regulation of any court or foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority or any violation of the rights of any person by the Indemnified Party and no effect on any other suit, action, claim, proceeding or investigation that may be made against the Indemnified Party; (b) there is no reputational or goodwill damage to the Indemnified Party’s brand or business, and (c) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

(c)    Notwithstanding the foregoing, if the aforesaid conditions under which the Indemnifying Party may control the defense of the claim are not met, if the Indemnifying Party fails to control the defense, or if the named parties to such claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have been advised by counsel that there is a conflict between the Indemnifying Party and the Indemnified Party that would make separate representations advisable, the Indemnified Party shall have the right, but not the obligation, to assume and control the defense of such claim at the expense of the Indemnifying Party, and to settle the same, provided that no such settlement shall be made without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed. Regardless of the foregoing, the Indemnified Party shall keep the Indemnifying Party and its attorneys fully informed as to the progress of the defense and any proposed settlement and the Indemnified Party furnishes the Indemnifying Party with copies of all papers in connection therewith. The Indemnifying Party shall have the right to participate, at its own cost and expense and through counsel selected by it, in the defense of any such claim.

9.5          LIMITATION OF LIABILITY. EXCEPT AS PROVIDED IN THE LAST SENTENCE OF THIS SECTION 9.5, (i) IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES OR ITS OR THEIR OFFICERS, DIRECTORS, EMPLOYEES, OR AGENTS BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO THE PRODUCTS OR ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT IT WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE; AND (ii) IN NO EVENT SHALL SUPPLIER’S LIABILITY EXCEED THE AMOUNTS PAID BY BUYER FOR THE PRODUCT(S) GIVING RISE TO THE CLAIM UNDER THE APPLICABLE PURCHASE ORDER IN THE TWELVE MONTHS PRECEDING THE EVENT GIVING RISE TO THE CLAIM. THE FOREGOING LIMITATIONS SHALL NOT APPLY TO DAMAGES ARISING FROM A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; INDEMNIFICATION OBLIGATIONS; BREACHES OF THE OBLIGATIONS OF CONFIDENTIALITY; VIOLATIONS OF LAW; OR DAMAGES THAT MAY NOT BE LIMITED OR EXCLUDED AS A MATTER OF LAW.

10.       Confidential Information.

10.1        Confidential Information. From time to time during the Term, a Party (the “Disclosing Party”) may disclose or make available to the other party (the “Receiving Party”) or to any of the Receiving Party’s affiliates’ employees, officers, directors, members, partners, shareholders, agents, attorneys, accountants, advisors, or other representatives (collectively, “Representatives”), certain non-public, confidential and proprietary information to the other Party (“Confidential Information”). Buyer’s Confidential Information includes, without limitation, the terms of this Agreement and the Quality Agreement, the Specifications, Buyer Intellectual Property Rights, any samples, drawings, materials, know how, designs, processes and any other technical, business, strategic, operational, financial and other sensitive or proprietary information. All such information, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential,” is collectively referred to as the Disclosing Party’s “Confidential Information” hereunder. Notwithstanding the foregoing, the term Confidential Information shall not include information that: (a) at the time of disclosure is, or thereafter becomes, generally available to and known by the public, except as a result of, directly or indirectly, any breach of this Agreement, or any act or omission, by the Receiving Party or any of its Representatives; (b) at the time of disclosure is, or thereafter becomes, available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information to the Receiving Party by any legal, fiduciary, or contractual obligation; (c) prior to the time of disclosure, was known by or in the possession of the Receiving Party, as established by documentary evidence; or (d) was independently developed by the Receiving Party, as established by documentary evidence, without access to or use of any of the Supplier’s Confidential Information.

10.2        Receiving Party’s Obligations. The Receiving Party shall: (a) use the Disclosing Party’s Confidential Information only during the Term and only in connection with Receiving Party’s performance of its duties and obligations hereunder; (b) hold the Disclosing Party’s Confidential Information in the strictest confidence; (c) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information, and prevent and protect the Confidential Information from any unauthorized use or disclosure, in each case using the same standard of care that the Receiving Party uses to protect its own confidential information, but in no event less than a reasonable standard of care; (d) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, in any manner to the Disclosing Party’s detriment, including without limitation, to reverse engineer, disassemble, decompile, or design around the Disclosing Party’s Products, services, equipment, processes, trade secrets and/or other confidential Intellectual Property Rights (whether included in the Disclosing Party’s Confidential Information or otherwise); (e) restrict the use and disclosure of or access to any of the Disclosing Party’s Confidential Information to the Receiving Party’s Representatives who: (i) need to know the Confidential Information to perform their duties on behalf of the Receiving Party in relation to this Agreement; (ii) are informed in writing by the Receiving Party of the confidential nature of the Confidential Information; and (iii) are subject to confidentiality duties or obligations to the Receiving Party that are no less restrictive than the terms and conditions of this Agreement; (f) immediately notify the Disclosing Party of any unauthorized use or disclosure of Confidential Information or other breaches of this Agreement by the Receiving Party or its Representatives of which the Receiving Party has knowledge; and, (g) fully cooperate with the Disclosing Party in any effort undertaken by the Disclosing Party to enforce its rights related to any unauthorized use or disclosure of the Confidential Information.

10.3        Legally Compelled Disclosures. Notwithstanding Sections 10.1 and 10.2, in the event the Receiving Party is required by applicable law, subpoena or court order to disclose any Confidential Information of the Disclosing Party, the Receiving Party shall provide the Disclosing Party with prompt written notice of same, so that the Disclosing Party may seek a protective order or other appropriate remedy to avoid public or third-party disclosure of its Confidential Information. Until such time as the appropriate judicial or other authority has ruled upon the Disclosing Party’s protective order or other request for remedy, the Receiving Party shall refrain from disclosing any of the Disclosing Party’s Confidential Information in response to any such applicable law, subpoena or court order. The Receiving Party shall cooperate with and assist the Disclosing Party, at the Disclosing Party’s expense, in seeking any protective order or other relief requested or otherwise available under applicable law. If such protective order or other remedy is ultimately not obtained, the Receiving Party shall furnish only so much of the Confidential Information that it is legally compelled to disclose, and any and all such disclosures shall be made under seal or other appropriate assurances of confidentiality.

10.4        Cumulative Duties and Obligations. The Receiving Party’s duties and obligations of confidentiality under this Agreement are in addition to, and not in substitution for, any duties and obligations of confidentiality, non-disclosure or non-use owed by the Receiving Party to the Disclosing Party under any applicable Law.

10.5        Ownership of Confidential Information. All of the Disclosing Party’s Confidential Information (including any and all right, title and interest therein and in and to any and all Intellectual Property Rights therein) is and shall remain the sole and exclusive property of the Disclosing Party. Except as otherwise set forth in this Agreement, neither this Agreement nor any disclosure of the Disclosing Party’s Confidential Information hereunder shall operate or be construed as an express or implied grant, transfer, conveyance, assignment or license to the Receiving Party or any of its Representatives of any right, title or interest in and to the Disclosing Party’s Confidential Information.

10.6        Return of Disclosing Party’s Confidential Information. Upon the expiration or termination of this Agreement, or upon the request of the Disclosing Party, the Receiving Party and its Representatives shall immediately cease any and all further use of the Disclosing Party’s Confidential Information, and shall, within ten (10) calendar days from such request, and, at the option of the Disclosing Party, either return all copies of Confidential Information to the Disclosing Party (whether in written, electronic or other form or media), and/or delete, destroy and expunge all such copies of Confidential Information (whether in written, electronic or other form or media) from the Receiving Party’s and its Representatives’ files, repositories and systems (physical, electronic or otherwise), and provide the Disclosing Party with written certification of the method and date of completion of such destruction. The foregoing obligation shall not apply to Confidential Information that resides only on archival or back-up takes, or that is required to be preserved for legal or regulatory compliance purposes. Any Confidential Information which remains in the possession of the Receiving Party shall remain subject to the terms of this Section 10 which shall survive the termination or expiration of this Agreement.

10.7        Breach. The Receiving Party acknowledges that money damages may not be a sufficient remedy for any breach or threatened breach of this Agreement by the Receiving Party or its Representatives. Therefore, in addition to any other rights and remedies to which the Disclosing Party may be entitled (which other rights and remedies the Disclosing Party hereby expressly reserves and does not waive by the exercise of any rights hereunder), the Disclosing Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any such breach or threatened breach, and the Receiving Party hereby waives any requirement for the Disclosing Party to secure or post any bond or to otherwise show actual monetary damages in connection with any such remedy sought under this Section 10.7. The Receiving Party shall be and remain liable for any breach of the terms or conditions of this Agreement by its Representatives.

11.        Term, Termination

11.1        Term. The term of this Agreement commences on the Effective Date and continues for a period of three (3) years unless earlier terminated in accordance with the provisions of this Agreement (the “Initial Term”). Thereafter, this Agreement shall be automatically renewed for successive two (2) year periods unless either Party provides 180 days’ notice of non-renewal or the Agreement is otherwise terminated in accordance with the termination provisions herein (each a “Renewal Term” and together with the Initial Term, the “Term”).

11.2        Buyer’s Right to Terminate for Cause. Buyer may terminate this Agreement immediately by providing writing notice to Supplier:

(a)    If Supplier breaches any material term of this Agreement and, if the breach is curable, Supplier fails to correct such breach within ninety (90) days after receiving written notice of such breach from Buyer. By way of example, and not an exhaustive list, the following events shall constitute a material breach: (i) if Supplier fails to perform or deliver Products as specified by Buyer; (ii) if Buyer determines in its reasonable discretion that Products do not satisfy the Specifications and acceptable interoperability testing; (iii) if Supplier does not make scheduled deliveries as specified in the Purchase Order; or (iv) if Supplier repudiates or breaches any of the material terms hereof, including, but not limited to, Supplier’s warranties. These examples shall not be deemed to limit in any manner Buyer’s rights to claim material breach by Supplier under this Section 11.2(a).

(b)    If Supplier fails to meet its financial obligations as they become due, or if any proceeding under the bankruptcy or insolvency laws is brought against Supplier, a receiver is appointed for Supplier or Supplier makes an assignment for the benefit of creditors.

(c)    As set forth in Section 2.4(b).

11.3        Supplier’s Right to Terminate for Cause. Supplier may terminate this Agreement immediately by providing written notice to Buyer:

(a)    If Buyer breaches any material term of this Agreement and, if curable, Buyer fails to correct such breach within ninety (90) days after receiving written notice of such breach from Supplier.

(b)    If Buyer fails to meet its financial obligations as they become due and fails to cure such failure within thirty (30) days after receiving written notice of such failure, or if any proceeding under the bankruptcy or insolvency laws is brought against Buyer, or a receiver is appointed for Buyer or Buyer makes an assignment for the benefit of creditors.

11.4

11.5        Effect of Expiration or Termination. Upon expiration or termination of this Agreement as provided under this Section 11, Buyer shall pay for all Products received and accepted prior to the termination date and shall return or destroy all Supplier Confidential Information in accordance with the provisions of Section 10. Supplier’s obligations upon expiration or termination of this Agreement shall include the following obligations unless otherwise directed by Buyer in writing:

(a)    Supplier shall immediately cease using any Specifications, Buyer Assets, Buyer Confidential Information, or any Buyer Intellectual Property for itself or any third party;

(b)    Supplier shall accept and fulfill any Purchase Orders made by Buyer during the period between the date such termination notice is delivered and the actual termination date of this Agreement, including a final buy Purchase Order for a quantity not to exceed that ordered by Buyer over the previous three-year period that shall be delivered within ninety (90) days of Supplier’s receipt of such final buy Purchase Order. Notwithstanding the foregoing, in the event of termination under Section 11.2, Buyer may also terminate all unfilled Purchase Orders without any liability except for the Price of any Products previously delivered and accepted by Buyer (subject to any set-off available to Buyer);

(c)    Buyer at its discretion (a) may purchase from Manufacturer any existing inventories of Product ordered under this Agreement that conforms to the Specifications and is Manufactured in accordance with GMP and this Agreement, at the price for such Product set forth herein; and (b) may either (i) purchase any such Product in process held by Supplier as of the date of the termination, at a price to be mutually agreed (it being understood that such price will reflect, on a pro rata basis, work performed and non-cancelable out-of-pocket expenses actually incurred by Supplier with respect to the manufacture of such in-process Product); or (ii) direct Supplier to dispose of such material at Buyer’s cost; and

(d)    Supplier shall promptly return to Buyer all Buyer Confidential Information, all Buyer Assets in Supplier’s possession, and any other property furnished by or belonging to Buyer, or dispose of such Buyer Assets or other property in accordance with Buyer’s instructions (provided that Buyer will reimburse Supplier for the actual, reasonable costs associated with such disposal).

11.6        Survival.Expiration or termination of this Agreement for any reason will not relieve either party of any obligation accruing prior to such expiration or termination. The rights and obligations of the Parties under Sections 4.3 and 4.5 and Section 5, Section 6.2, Section 8, Section 9, Section 10, Sections 11.6 and 11.7, and Section 12 of this Agreement shall survive the expiration or termination of this Agreement. Specifically with respect to Section 4, such rights and obligations shall survive until seven (7) years after the expiration date of the last batch of Products manufactured and packaged hereunder or, in the case of any record-keeping requirements, for so long as required by Law, whichever period is longer.

12.       Miscellaneous

12.1        Relationship of the Parties. The Parties shall be deemed independent contractors with respect to the terms and provisions of this Agreement and shall not in any respect act as an agent or employee of the other Party. Nothing in this Agreement creates any agency, joint venture, partnership or other form of joint enterprise, employment or fiduciary relationship between the Parties. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third Party. All persons employed by Supplier in connection with the manufacture and supply of the Products to Buyer shall be employees, agents or contractors of Supplier. Under no circumstances shall employees or agents of one Party be deemed to be employees or agents of the other Party.

12.2        Force Majeure. Performance under this Agreement shall be excused to the extent prevented or delayed directly by an event beyond such Party’s (the “affected Party”) control, without the affected Party’s fault or negligence and that by its nature could not have been foreseen by the affected Party or, if it could have been foreseen, was unavoidable, such as fire, flood, explosion, unavoidable breakdown of machinery, widespread product tampering by third parties, governmental acts or regulations (over which the affected Party has no control), terrorist activities, natural disasters, war, any act of God, or by any other similar circumstances of any character reasonably beyond the control of the affected Party (each a “Force Majeure Event”). The affected Party shall promptly notify in writing the non-affected Party of the Force Majeure Event and the probable duration of the delay. Any delay caused by a Force Majeure Event shall toll the term of this Agreement which shall be extended by the length thereof. In the event a Force Majeure Event prevents performance by either Party for more than 30 days, then either Party shall have the right to terminate this Agreement (in its entirety) upon notice to the other Party. Neither Party shall be liable to the other Party for any direct, indirect, consequential, incidental, special, punitive or exemplary damages arising out of or relating to the suspension or termination of any of its obligations or duties under this Agreement by reason of the occurrence of force majeure.

12.3        Assignment. Neither this Agreement nor any of the rights, interest or obligations hereunder may be assigned by either Party hereto without the prior written consent of the other Party; provided that (a) nothing in this Section 12.3 shall restrict either Party from engaging subcontractors in accordance with this Agreement and (b) neither Party shall not be required to obtain the consent of the other Party in the event of an assignment of this Agreement to (i) a successor-in-interest who acquires all of the capital stock of the assigning Party or substantially all the assets of the assigning Party to which this Agreement relates or (ii) an Affiliate of such assigning Party. Any purported assignment or delegation in violation of this Section is null and void.

12.4        Notices. All notices, requests, demands and waivers other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by overnight courier with delivery charges prepaid, to the addresses listed at the introductory paragraph of this Agreement.

The above addresses for receipt of notice may be changed by either Party by notice, given as provided herein.

12.5        Entire Agreement. This Agreement, including and together with any related exhibits, schedules, the Quality Agreement, and the applicable terms of any Purchase Orders, constitutes the sole and entire agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, warranties, and understandings, oral and written, with respect to such subject matter.

12.6        Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent and only for the duration of such prohibition or enforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction. If any such provision shall be adjudged by any court or authority of competent jurisdiction to be prohibited or unenforceable but would be valid and enforceable if part of the wording thereof were to be deleted and/or the period thereof were to be reduced and/or the area thereby were to be reduced, such provision shall apply within the jurisdiction of such court or authority with such modifications as are necessary to make it valid and enforceable.

12.7        Amendment & Modification; Waiver. This Agreement and any exhibit attached hereto may be amended, modified and supplemented by a written instrument expressly identified as an amendment hereto authorized and executed on behalf of Supplier and Buyer with respect to any of the terms contained herein. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach. No failure on the part of either Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof. The remedies herein are cumulative and not exclusive of any remedies provided by Law.

12.8        Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

12.9        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

12.10      Governing Law; Venue. This Agreement and the legal relations between the Parties hereto shall be governed by and construed in accordance with internal Law of the State of Delaware without regards to conflicts of laws principles. The Parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the federal and state courts located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby (and the Parties agree not to commence any action, suit or proceeding relating thereto except in such courts). The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of any this Agreement or the transactions contemplated hereby, in the state and federal courts of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The Parties hereby irrevocably and unconditionally waive all right to trial by jury in any action, suit or proceeding (whether based on contract, tort or otherwise) arising out of any this Agreement or the transactions contemplated hereby.

12.11      Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. Except as otherwise provided in Section 8, nothing in this Agreement, express or implied, is intended to confer on any Buyer, other than the Parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.12      Publicity. Except as is necessary for governmental notification purposes or to comply with applicable Law or to enforce their respective rights under this Agreement, and except as otherwise agreed to by the Parties hereto in writing, the Parties shall (a) keep the terms of this Agreement confidential and (b) agree upon the text and the exact timing of any public announcement relating to the transactions contemplated by this Agreement. Nothing in this Section shall limit the right of either Party to publicize a Recall in accordance with the terms of this Agreement.

12.13      Import/Export Compliance. Supplier shall strictly comply with all applicable import/export Laws. Supplier shall ensure that it will not export, sell, divert, transfer, or otherwise dispose of the Products in violation of applicable Law. Unless otherwise set forth in the Purchase Order, Supplier shall obtain all licenses and approvals that may be necessary to import the Products to the Delivery Location and to export the Products from the point of origin thereof in accordance with all applicable Laws at its expense. Supplier shall provide Buyer with such documentation as Buyer may request to confirm Supplier’s compliance with this Section 12.13. All drawback of duties, and rights to drawback of duties paid by Supplier or Buyer upon the importation of Products or any materials or components that are used in the manufacture of the Products under an Order will accrue to the exclusive benefit of Buyer. Such duty drawback rights include rights developed by substitution and duty drawback rights obtained from sub-tier suppliers related to the Products. Supplier will provide Buyer with all documents, records, and other supporting information necessary to obtain any duty drawback and will reasonably cooperate with Buyer to obtain payment.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and to be effective as of the date first above written.

Windtree Therapeutics, Inc.		Evofem Biosciences, Inc.

By:	/s/ Jed Latkin	By:	/s/ Saundra Pelletier
Name:	Jed Latkin	Name:	Saundra Pelletier
Title:	CEO	Title:	CEO

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